Exhibit 4.5

AMENDMENT NO. 1 TO COMMON SHARE PURCHASE WARRANT

IM CANNABIS CORP.

This Amendment No. 1 to the Common Share Purchase Warrant (this “Amendment”) dated this [_] day of August 2025, by and among IM Cannabis Corp., a British Columbia corporation (the “Company”) and [__] (the “Holder”).

WHEREAS, the Holder holds outstanding warrants to purchase up to (i) [__] common shares, no par value per share of the Company, issued on November 12, 2024 (the “Warrant”);

WHEREAS, the Company and the Holder desire to amend the Warrant as more particularly set forth below;

THEREFORE, the parties do hereby agree as follows:

1.	The Termination Date is hereby amended to 5:00 p.m. (Toronto time) on July 31, 2030.

2.	Sections 2(b)(i) of the Warrant is hereby amended and restated in its entirety to read as follows:

“The exercise price per Warrant Share under this Warrant shall be C$3.43, subject to adjustment hereunder (the “Exercise Price”).”

3.	Capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Warrant.

4.	Except as modified herein, the terms of the Warrant shall remain in full force and effect.

5.
This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

IM CANNABIS, CORP.

By:____________________
Name: Oren Shuster
Title: Chief Executive Officer
HOLDER

By: ____________________ Name:__________________ Title:___________________

[Signature Page to Amendment No. 1 to Common Share Purchase Warrant - IMCC]